Exhibit 99.5 - Bios of key executives and management of Lagmore Consulting Limited

Ken Edmonds has a proven record in driving business growth and improving both top and bottom line performance. He has masterminded and driven through over $2B of new business in all major markets in the world, including Europe, Middle East, Africa, Asia, Pacific and North America.

An experienced MD and Director in the IT and Telecom industry world wide, Ken set up and launched the first Mobile Telephone business for Telecom in his native New Zealand - later managing all mobile businesses, including cellular telephone, paging, mobile radio and voice messaging.

Relocated to Europe and specialising in development of high technology businesses, he has over 10 years experience as Director and Managing Director delivering significant achievements in blue chip multi-national, multi-facility companies, including Cisco Systems Ltd, Nortel Networks and Marconi.

Specialising in high technology electronics, software and manufacturing based companies in senior management roles, Ken has demonstrated extensive achievements at Executive level in both European and North Americans in Europe.

Tony Barritt is an experienced Business Development Director with a strong emphasis on sales and marketing, customer service, e-commerce, developing long-term business relationships and brand management.

After graduating in Business Studies and Company Law, Tony spent 5-years in Product Management roles in the travel and leisure industry before joining Video Arts [the John Cleese training film company].

Tony spent 14-years with Video Arts where he was responsible for all areas of marketing and successfully developed Video Arts into a market leading global brand.

He was also responsible for implementing a strategy to make all the companies learning assets available on-line; managing strategic alliances with key technology partners and maximising the revenue from 26 international distributors.

Whilst at Video Arts Tony held main Board positions as both Marketing Director and Business Development Director and helped lead a management buy-out.

Robert McFarland is an MBA specialising in international trade, finance and business law.

He is a former MD then Proprietor of an international manufacturing and trading group over a 14 year period with manufacturing operations in Asia and the Far East and sales throughout Europe.

Robert is an industry specialist consultant to various worldwide manufacturing organisations and has a wide ranging experience in Finance Director roles within small/medium sized businesses.

Experienced in trading and manufacturing start ups, distribution partnerships, international logistics and EU trade legislation and has established joint venture manufacturing operations in India, China and Malaysia.